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                                                                      Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the inclusion in this Current Report on Form 8-K of Morrison Knudsen Corporation dated July 7, 2000 of our report dated February 9, 2000 (except for the information in Note 16, as to which the date is February 22, 2000) relating to the consolidated balance sheets of Raytheon Engineers & Constructors International, Inc. and its subsidiaries at December 31, 1999 and 1998, and the consolidated statements of operations, parent company investment and cash flows for each of the three years in the period ended December 31, 1999.

                              /s/ PricewaterhouseCoopers LLP
                              ------------------------------

                              PricewaterhouseCoopers LLP
                              Boston, Massachusetts
                              July 11, 2000